Exhibit 99.1 – Press Release

Calibrus, Inc.’s Fanatic Fans iPhone Application Now Available for Download on iTunes Store

TEMPE, Ariz., April 26, 2011/PRNewswire-FirstCall/ -- Calibrus, Inc., located in Tempe, Arizona, a development company in Social Media, Mobile Applications and leader in Third Party Verification Services (TPV) announced today that its Fanatic Fans iPhone application is now available for download on the iTunes store for all carriers Worldwide and to all AT&T carrier iPhone users in the United States under Entertainment and Social Networking categories.  The Fanatic Fans application will be available for all Verizon iPhone users in the coming weeks.

Harnessing the power of today’s mobile devices, Fanatic Fans’ aim is to reward fans for attending live events.  Fanatic Fans users will be able to check-in at concerts and sporting events and receive points that can be redeemed through participating businesses that list promotions on Fanatic Fans.  Fanatic Fans allows businesses to devise campaigns on social media directly to fans who attend their favorite bands/artists concert or their favorite professional and amateur sporting events by listing promotions for goods and services.  Fanatic Fans, by leveraging location-based technology and data mining will allow behavior targeted marketing for participating businesses.  For example, a business may list a promotion that says, “Receive one free drink or 50% off any appetizer at Joes Place by redeeming 250 Fanatic Fans points before or after the event.”  Fanatic Fans users can view and redeem these promotions and offers that are specific to their interests.  Fanatic Fans also provides connectivity to major ticketing companies for the purchase of tickets to live events.

Fanatic Fans users can browse a calendar of upcoming events, which can be segmented by region, band/artist or team.  Fanatic Fans users will get detailed information on the event, be able to discuss the event before, during and after with other fans and make comments, post pictures and share their experiences with friends through social networks Facebook and Twitter.  Social media, such as Facebook, Twitter and Groupon, is used by a vast array of consumers in multiple demographics, and is an inexpensive venue to connect with millions of people (fans) directly.

Jeff Holmes, Calibrus, Inc. CEO said, “Fanatic Fans was created from our devotion, enthusiasm and love for music and sports.  We wanted to create an application that provides real value and gives back to fellow devoted music and sports fans that share our enthusiasm and allows businesses to connect with a specific targeted customer base.  Our goal is to develop partnerships with many different industries in sports, music, ticketing, mobile games, retail, and build a brand that focuses on rewarding fans.”

Fanatic Fans is free and can be downloaded from the iTunes store or you can go to FanaticFans.com and click on the “Download for iPhone” icon on the home page and be directed directly to the app for download.

ABOUT CALIBRUS - Calibrus, Inc. (OTC Bulletin Board:CALB.ob - News) develops products and services in Social Media, Mobile applications, Third Party Verification, Hosted Call Recording and IVR Services.  In addition to Fanatic Fans mobile app and FanaticFans.com website, Calibrus operates the JabberMonkey website (www.jabbermonkey.com), a premier site for expressing and gathering public opinion on a global scale. For more information on Calibrus visit the Calibrus website at www.calibrus.com.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact: Kevin Asher, 602.778.7516, kasher@calibrus.com